Filed Pursuant to Rule 433
                                                         File No.: 333-129918-02

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

                        CSMCRED-2006C2-V3.PX Deal Summary

Pooled Deal Size        $1,439,456,352                                 5/12/2006


                          Expected      Initial Principal    Approximate % of       Approximate       Pass-Through       Initial
                           Ratings         Balance or          Total Initial       Initial Credit         Rate         Pass-Through
               Class    (Moody's/S&P)    Notional Amount    Principal Balance**      Support**         Description         Rate
              ----------------------------------------------------------------------------------------------------------------------
                A-1        Aaa/AAA      $      58,000,000                  4.03%            30.00%        Fixed              5.2500%
Offered         A-2        Aaa/AAA      $      66,000,000                  4.59%            30.00%         WAC               5.8477%
Certificates    A-3        Aaa/AAA      $     364,878,000                 25.35%            30.00%         WAC               5.8477%
               A-1-A       Aaa/AAA      $     518,741,000                 36.04%            30.00%         WAC               5.8477%
                A-M        Aaa/AAA      $     143,946,000                 10.00%            20.00%         WAC               5.8477%
                A-J        Aaa/AAA      $     100,762,000                  7.00%            13.00%         WAC               5.8477%
------------------------------------------------------------------------------------------------------------------------------------
                 B         Aa2/AA       $      30,588,000                  2.12%            10.88%         WAC               5.8477%
                 C         Aa3/AA-      $      12,595,000                  0.87%            10.00%         WAC               5.8477%
                 D          A2/A        $      23,391,000                  1.62%             8.38%         WAC               5.8477%
                 E          A3/A-       $      17,994,000                  1.25%             7.13%         WAC               5.8477%
                 F        Baa1/BBB+     $      16,193,000                  1.12%             6.00%         WAC               5.8477%
Non-Offered      G        Baa2/BBB      $      19,793,000                  1.38%             4.63%         WAC               5.8477%
Certificates     H        Baa3/BBB-     $      16,194,000                  1.13%             3.50%         WAC               5.8477%
                 J         Ba1/BB+      $       5,398,000                  0.38%             3.13%   Fixed (WAC Cap)         5.6650%
                 K         Ba2/BB       $       5,398,000                  0.38%             2.75%   Fixed (WAC Cap)         5.6650%
                 L         Ba3/BB-      $       5,398,000                  0.38%             2.38%   Fixed (WAC Cap)         5.6650%
                 M          B1/B+       $       1,799,000                  0.12%             2.25%   Fixed (WAC Cap)         5.6650%
                 N          B2/B        $       7,197,000                  0.50%             1.75%   Fixed (WAC Cap)         5.6650%
                 O          B3/B-       $       5,398,000                  0.38%             1.38%   Fixed (WAC Cap)         5.6650%
                 P          NR/NR       $      19,793,352                  1.38%             0.00%   Fixed (WAC Cap)         5.6650%
                A-X        Aaa/AAA      $   1,439,456,352                100.00%        N/A            Variable IO           0.0305%
------------------------------------------------------------------------------------------------------------------------------------


                        Assumed Weighted    Assumed            Assumed Final
                            Average        Principal           Distribution
               Class      Life (years)      Window                 Date            Cusip
              ----------------------------------------------------------------------------
                A-1                  3.2  6/06       3/11       March 2011       22545BAA9
Offered         A-2                  7.0  3/11       7/15        July 2015       22545BAB7
Certificates    A-3                  9.6  7/15       2/16      February 2016     22545BAC5
               A-1-A                 9.1  6/06       2/16      February 2016     22545BAD3
                A-M                  9.8  2/16       3/16       March 2016       22545BAE1
                A-J                  9.8  3/16       3/16       March 2016       22545BAF8
------------------------------------------------------------------------------------------
                 B                   9.8  3/16       3/16       March 2016       22545BAG6
                 C                   9.9  3/16       4/16       April 2016       22545BAH4
                 D                   9.9  4/16       4/16       April 2016       22545BAJ0
                 E                   9.9  4/16       4/16       April 2016       22545BAK7
                 F                   9.9  4/16       4/16       April 2016       22545BAL5
                 G                   9.9  4/16       4/16       April 2016       22545BAM3
Non-Offered      H                   9.9  4/16       4/16       April 2016       22545BAN1
Certificates     J                   9.9  4/16       4/16       April 2016       22545BAP6
                 K                   9.9  4/16       4/16       April 2016       22545BAQ4
                 L                   9.9  4/16       5/16        May 2016        22545BAR2
                 M                  10.0  5/16       5/16        May 2016        22545BAS0
                 N                  10.0  5/16       5/16        May 2016        22545BAT8
                 O                  10.0  5/16       5/16        May 2016        22545BAU5
                 P                  10.0  5/16       6/16        June 2016       22545BAV3
                A-X                  9.1  N/A         N/A        June 2016       22545BAW1
------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DATES, ACCRUAL PERIODS, ETC.
--------------------------------------------------------------------------------
Deal Dated Date:                                                        5/1/2006
Settlement Date:                                                       5/30/2006
Interest Accrual:                                                    1st to 30th
1st Pay Date of Deal:                                                  June 2006
Determination Date:                                    11th or Next Business Day
Bond Payment Date:                                         4 Business Days after
                                                              Determination Date
Rated Final Distribution Date:                                        March 2039
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
WAC Calculation And Interest Reserve:
--------------------------------------------------------------------------------
-Each class whose pass-through rate description is "WAC CAP" or
     "WAC" has a pass-through rate equal or subject to the Weighted Average Net Mortgage Rate

-Interest Reserve on all Actual/360 collateral
       - Interest reserve is taken on Net Mortgage Rate


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
AAA PRINCIPAL DISTRIBUTIONS:
--------------------------------------------------------------------------------

Principal distributions are as follows (Group 2 Collateral is identified on the collateral datatape under the field "Sub-Pool")

      a.) Distributions of Principal from Group 2 Collateral is allocated sequentially to the A-1-A, A-1, A-2 and A-3

      b.) Distributions of Principal from Group 1 Collateral is allocated sequentially to the A-1, A-2, A-3 and A-1-A.

      c.) Classes A-M and below are paid prin sequentially starting from Class A-M from both groups of collateral once the Classes A-1, A-2, A-3 and A-1-A are retired
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
LOSSES
--------------------------------------------------------------------------------

Losses are allocated as follows

      a.) Losses are allocated in reverse sequential order starting with Class P and ending with Class A-M.

      b.) After the Class A-M has been retired, losses are allocated to A-1, A-2, A-3 and A-1-A pro rata.

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
WEIGHTED AVERAGE NET POOL PASS-THROUGH RATE CALCULATION:
--------------------------------------------------------------------------------

A weighted average of the following rates on the underlying mortgage loans:
      (weighted on the basis of principal balance as of the beginning of the respecitve interest accrual period) --> Rate is converted to 30/360 for Actual/360 accruing loans

1.) in the case of all mortgage loans, the mortgage interest rate in effect, net of all applicable servicing and trustee fees
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
YIELD MAINTANENCE
--------------------------------------------------------------------------------
With respect to each separate collateral group, Yield Maintenance is allocated through the base interest fraction to investment grade bonds (A1 through H).
After allocating to the P&I bonds, remaining YM is allocated to the Class A-X

** All YM is allocated on a monthly equiv yield basis regardless of whether or not actual YM calculation is Monthly and ignores any spread used

** For Loans with The Greater of YM and xxx%, if the xxx% is collected, it is still considered YM
--------------------------------------------------------------------------------